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                                                                EXHIBIT 12
                            FIRST DATA CORPORATION
                                COMPUTATION  OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                            Three Months Ended
                                                 March 31,
                                            ------------------
                                              1996      1995
                                            -------    -------
Earnings:
  Income before income taxes                 $172.3    $137.3
  Interest expense                             26.0      26.9
  Other adjustments                            12.7      13.2
                                             ------    ------
Total earnings (a)                           $211.0    $177.4
                                             ======    ======

Fixed charges:
  Interest expense                            $26.0    $ 26.9
  Other adjustments                            12.7      13.2
                                             ------    ------

Total fixed charges (b)                       $38.7    $ 40.1
                                             ======    ======


Ratio of earnings to
  fixed charges (a / b)                        5.45      4.42





For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.